TASTY BAKING COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT



The Registrant owns, directly or indirectly, 100% of the outstanding capital stock of the following subsidiaries:



  Business Name of Corporation             Jurisdiction of Incorporation

  TBC Financial Services, Inc.                      Pennsylvania
  Dutch Mill Baking Company, Inc.                   New Jersey
  Tasty Baking Oxford, Inc.                         Pennsylvania


The aforementioned is included in the Consolidated Financial Statements of the Registrant filed herewith.